Exhibit 6.6

SUPPLY AGREEMENT

CONFIDENTIAL TREATMENT NOTICE: Certain identified information has been excluded from this exhibit because the Company has determined it is both not material and the type of information the Company customarily and actually treats as private or confidential. Omitted information includes supplier identity and certain pricing, volume, product-formulation, sourcing, and other commercially sensitive terms. Disclosure of supplier identity could permit competitors or third parties to interfere with the supply relationship. Omissions are indicated by brackets containing “[***].”

[*** SUPPLIER IDENTITY OMITTED ***] and Midori-Bio, Inc,

Parties

[*** SUPPLIER IDENTITY OMITTED ***] (“[***SUPPLIER***]”)

Midori-Bio, Inc. of 5 Hazelton Avenue, Suite 400, Toronto, ON M5R 2E1, Canada (“MBI”)

Introduction

A.	MBI has been appointed as a distributor for [*** SUPPLIER TRADEMARK OMITTED ***] and other [***SUPPLIER***] Products.

B.	Under its distribution arrangements, MBI has the right to non-exclusively sell the Products.

Operative clauses

1.	Definitions

In this agreement:

Brand Names mean the name “Midori-Bio” and other trademarks, business names, symbols, or any other names used by Midori-Bio in relation to the Products, including, but not limited to, “Midori-Bio”, “Advanced BioRecycling”, and the circle “B” symbol;

Business day means any day except a Saturday or a Sunday or other public holiday in the country of United States of America;

Claim means any debt, cause of action, liability, loss, cost, expense, claim, proceeding, suit or demand of any nature (including all legal fees on a full indemnity basis) howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise;

Defective Products means any Products which MBI determines are not:

(a)	of merchantable quality;

(b)	fit for the purpose intended;

(c)	supplied in accordance with a Completed Order Form; or via email or verbal agreement.

(d)	of a standard which MBI is entitled to expect, or does not conform to applicable standards and specifications supplied by [***SUPPLIER***] from time to time;

End Customer means MBI and any customer of MBI to whom MBI will supply the Products;

Insolvency Event means the happening of any of the following events:

(a)	an application or an order is made, proceedings are commenced, a resolution is passed or proposed in a notice of meeting or an application to the court or other steps are taken for:

(1)	a winding up, dissolution, official management, administration or bankruptcy;

(2)	the entry into any arrangement, compromise or composition with or assignment for the benefit of creditors or any class of them;

(b)	a receiver, receiver and manager, liquidator or like person is appointed;

(c)	the entry into a compromise or arrangement with creditors or a class of them;

Supplier means [*** SUPPLIER IDENTITY OMITTED ***] (“”);

MBI means Midori-Bio, Inc. of 5 Hazelton Avenue, Suite 400, Toronto, ON M5R 2E1, Canada (MBI)

Order Form means an order form in respect of the Products provided by [***SUPPLIER***] to MBI from time to time, and Completed Order Form means a completed copy of an Order Form, email or verbal order;

Parties means the parties to this agreement and Party means any one of them;

Price List means the prices for the Products set out in Schedule 2 as amended from time to time by agreement between the Parties in writing;

Product Materials means all marketing, advertising or promotion materials, and all technical and installation specifications and requirements, provided to MBI by [***SUPPLIER***] in respect of the Products;

Products means the [*** SUPPLIER TRADEMARK OMITTED ***] resin base that is integrated with a resin feeder into products during the product manufacturing and production process to accelerate the biodegradation of plastic, rubber, foam or other polymer products and the products which contain such resin base as specified in Schedule 1, the products related to those specified products and any variation, modification or enhancement of those specified products;

Records means originals and copies, in electronic or printed form, of books, records, reports, correspondence, documents or other materials relating to or used in connection with this agreement, including without limitation all information relating to all sales of Products or the provision of after-sales services in or to the Territory during the term of this agreement;

Tax means any tax, levy, impost, charge or duty (whether named as such or not) imposed by or on behalf of an authority (including a government agency) and any related interest, penalty, fine or expense; and

Territory means any and all countries and regions as the Parties may agree in writing.

2.	Interpretation

In this agreement, unless the context otherwise requires:

(a)	the Introduction is correct;

(b)	headings do not affect interpretation;

(c)	singular includes plural and plural includes singular;

(d)	words of one gender include any gender;

(e)	reference to legislation includes any amendment to it, any legislation substituted for it, and any subordinate legislation made under it;

(f)	reference to a person includes a corporation, joint venture, association, government body, firm and any other entity;

(g)	reference to a Party includes that party’s personal representatives, successors and permitted assigns;

(h)	reference to a thing (including a right) includes a part of that thing;

(i)	reference to two or more persons means each of them individually and any two or more of them jointly;

(j)	a provision must not be construed against a party only because that party prepared it;

(k)	a provision must be read down to the extent necessary to be valid. If it cannot be read down to that extent, it must be severed;

(l)	if a thing is to be done on a day which is not a Business Day, it must be done on the Business Day before that day; and

(m)	another grammatical form of a defined expression has a corresponding meaning.

3.	Supply of Products

3.1	[***SUPPLIER***] agrees to supply Products to MBI in accordance with the terms of this agreement, including without limitation at the Price, in the quantities set out in a Completed Order Form, email or verbal agreement and in accordance with the quality requirements set out in this agreement;

3.2	MBI shall pay for the Products as follows:

(a)	[*** CONFIDENTIAL PAYMENT PERCENTAGE OMITTED ***] of the total order value as a deposit upon placement of a Completed Order Form or Purchase Order (whichever occurs first); and

(b)	[*** CONFIDENTIAL PAYMENT PERCENTAGE OMITTED ***] of the total order value upon [***SUPPLIER***]’s notification that the Products are manufactured and ready to ship.

(c)	All payments shall be made in full in USD via wire transfer (or other method agreed in writing). [***SUPPLIER***] shall have no obligation to commence production or ship any order until the applicable payment milestone has been received. Any freight, insurance, duties, taxes, or other delivery costs shall be paid by MBI unless otherwise agreed in writing.

3.3	If MBI wishes to order the Products, it must do so by providing [***SUPPLIER***] with a Completed Order Form via email which sets out the Product formulation required, quantity, pricing and delivery address.

3.4	Upon receipt of the Completed Order Form, email or verbal agreement and the information required under clause 3.2, [***SUPPLIER***] must confirm with MBI the ordered quantity of Products and deliver to MBI the ordered Products at the place, within the timeframe and in the quantity specified in the Completed Order Form, email or verbal agreement.

3.5	MBI must pay all costs associated with the packaging and delivery of the Products delivered, where applicable, under clause 3.3.

3.6	Where [***SUPPLIER***] is unable for any reason to supply the total quantity of Products by the delivery times set out in the Completed Order Form, email or verbal agreement, [***SUPPLIER***] must, unless otherwise instructed by MBI:

(a)	supply the maximum possible quantity of the Products to MBI as is reasonably possible by the delivery times; and

(b)	supply the outstanding quantity of Products to MBI as soon as is reasonably possible after the delivery times.

3.7	For the avoidance of doubt, MBI is obliged to order a minimum quantity of 25kgs (55 lbs) of Products at any time, unless for sample purposes.

3.8	Subject to clause 4:

(a)	risk and title in the Products ordered by MBI shall pass from [***SUPPLIER***] to MBI upon loading of the Products from [***SUPPLIER***] to MBI Carrier. This is only valid if MBI is arranging shipments.

(b)	MBI shall pay the price for the Products as determined in accordance with the Price List attached to this contract and shall do so in such manner as is agreed between MBI and [***SUPPLIER***].

4.	Defective Products

Where [***SUPPLIER***] delivers any Defective Products to MBI, MBI shall notify [***SUPPLIER***] within 5 Business days of knowledge of the Defective Products, in writing or email of that fact including the quantity of Defective Products and the reason such Products are Defective Products, and [***SUPPLIER***]:

(a)	must replace the Defective Products within reasonable time per [***SUPPLIER***] corrective actions protocol, in accordance with this clause, at no cost to MBI; and

(b)	shall be responsible for the collection of the Defective Products within 10 Business Days of being notified or within reasonable time per [***SUPPLIER***] corrective actions protocol, in accordance with this clause, and upon collection, title to and risk in the Defective Products shall pass from MBI to [***SUPPLIER***]; and

5.	Warranties by [***SUPPLIER***]

At all times during the term of this agreement, [***SUPPLIER***] represents and warrants that:

(a)	the Products will be of merchantable quality, fit for the purpose intended, be of a standard which MBI is entitled to expect, and conform to applicable standards and specifications supplied by MBI from time to time;

(b)	all Product Materials regarding the Product supplied to MBI are correct and accurate, and do not contain any material deficiencies, inaccuracies or any misleading statements;

(c)	it will supply the Products to MBI only in accordance with a Completed Order Form

(d)	MBI is entitled to utilize all of MBI’s intellectual property rights in and to the Products including the Brand Names within the Territory.

6.	Intellectual Property

6.1	Nothing in this agreement shall operate to transfer, assign, or convey any intellectual property rights, title, or interest from one Party to the other Party or to any of their respective affiliates, Distributors, or third parties.

6.2	All intellectual property rights in and to the Products, brand names, Product Materials, and any other technology, know-how, or materials owned or controlled by [***SUPPLIER***] prior to or independently of this agreement shall remain the exclusive property of [***SUPPLIER***].

6.3	Mandatory Use of [*** SUPPLIER TRADEMARK OMITTED ***] Trademark : MBI agrees that the [*** SUPPLIER TRADEMARK OMITTED ***] logo and trademark shall be prominently displayed on all units of [***SUPPLIER’S***] finished products, packaging and labels. MBI shall use reasonable commercial efforts to include the [*** SUPPLIER TRADEMARK OMITTED ***] Trademark on promotional materials for existing MBI clients that incorporate or are manufactured using the Products supplied by [***SUPPLIER***], where agreed to by the end user.

(a)	The [*** SUPPLIER TRADEMARK OMITTED ***] logo must appear on every unit of [*** SUPPLIER’S***] finished product and its immediate packaging;

(b)	MBI’s own brand name (“Midori-Bio” or “Advanced BioRecycling” or circle “B”) may be used in conjunction with the [*** SUPPLIER TRADEMARK OMITTED ***] logo, but may not replace or supersede the [*** SUPPLIER TRADEMARK OMITTED ***] branding;

(c)	The placement, size, color, and design of the [*** SUPPLIER TRADEMARK OMITTED ***] logo must comply with[***SUPPLIER***]’s brand usage guidelines (as provided or updated by [***SUPPLIER***] from time to time); and

(d)	MBI shall require all its manufacturing partners, subcontractors, and third-party packagers to comply with the obligations in this clause.;

(e)	MBI must submit, at the request of [***SUPPLIER***], finished goods and packaging designs to for written approval prior to production. [***SUPPLIER***] may reject any usage that does not meet [*** SUPPLIER TRADEMARK OMITTED ***] branding standards.

6.4	All intellectual property rights owned or controlled by MBI prior to or independently of this agreement shall remain the exclusive property of MBI.

6.5	This clause 6 survives the termination or expiration of this agreement.

7.	Non-circumvention

7.1	[***SUPPLIER***] must not, as principal, employee, consultant, agent or director: (a)

(1)	directly or indirectly, induce or attempt to induce any existing MBI client to purchase the Products from [***SUPPLIER***] or any other person otherwise than through MBI, with the exception of existing business of [***SUPPLIER***];

(2)	supply any Products to any person in the Territory, or for use in the Territory, other than by supplying Products to MBI;

(3)	enter into any agreement on terms and conditions similar to or with like effect to this agreement with any person in respect of Products being supplied in the Territory or being supplied for use in the Territory;

(4)	appoint another person to sell, market or otherwise deal with the Products in the Territory.

other than as directly contemplated by this agreement or with MBI’s prior written consent; (b)

(1)	during the term of this agreement.

(2)	within 6 Months after the date on which this agreement terminates;

7.2	clause 7.1 is read as if each possible combination of:

(a)	the start of clause 7.1;

(b)	the conduct in clause 7.1(a); and

(c)	a period in clause 7.1(b), is a separate clause.

7.3	All combinations apply cumulatively.

7.4	Each combination must be read down to the extent necessary to be valid. If any combination cannot be read down to that extent, it must be severed.

7.5	[***SUPPLIER***] acknowledges that:

(a)	default under this clause 7 would lessen the value of MBI;

(b)	the restrictive undertakings in this clause are reasonable and necessary to protect the interests of MBI;

(c)	it receives benefits from MBI entering into this agreement and further acknowledges that, but for the undertakings in this clause 7, MBI would not have entered into this agreement;

(d)	it has received legal advice or have had the opportunity to receive legal advice about this agreement (including this clause); and

(e)	MBI may seek an injunction if:

(1)	[***SUPPLIER***] defaults or threatens to default under this clause; or

(2)	MBI has reason to believe that [***SUPPLIER***] will default under this clause.

7.6	This clause 7 survives termination of this agreement.

8.	Non-compete

8.1

(a)	During the term of this agreement and for a period of twelve (12) months after the date on which this agreement , MBI must not, and must ensure that its affiliates, Distributors, and any entities under its control do not, directly or indirectly:

(1)	manufacture, distribute, sell, market, promote, or supply any Competing Products or Competing Technologies within the Territory or for use in the Territory

(2)	enter into any agreement with any third party for the distribution, sale, or supply of any Competing Products or Competing Technologies in the Territory;

(3)	hold any equity interest (other than a passive investment of less than 5% in a publicly listed company) or participate in the management or operation of any business that manufactures, distributes, or supplies Competing Products or Competing Technologies in the Territory.

(b)	For the purposes of this clause, “Competing Products or Competing Technologies” means any resin, additive, masterbatch, or technology (including any biodegradable, bio-based, oxo/photo -degradable, or biodegradation-accelerating product) that is intended or marketed to accelerate, promote, or enable the biodegradation, decomposition, or environmental breakdown of plastic, rubber, foam, or other polymer products, other than the Products supplied by [***SUPPLIER***] under this agreement.

(c)	MBI acknowledges that:

(1)	a breach of this clause 7.7 would cause irreparable harm to [***SUPPLIER***] and lessen the value of the rights granted under this agreement;

(2)	the restrictions in this clause are reasonable and necessary to protect [***SUPPLIER***]’s legitimate business interests, including its intellectual property, goodwill, and the confidential information provided to MBI;

(3)	it has received (or had the opportunity to receive) independent legal advice regarding this clause.

(d)	[***SUPPLIER***] may seek an injunction or any other equitable relief if MBI defaults or threatens to default under this clause

(e)	The obligations under this clause 8 survive the termination or expiration of this agreement

9.	Indemnities

9.1	[***SUPPLIER***] hereby indemnifies and agrees to keep indemnified, MBI against all Claims in relation to the Products, including but not limited to product recall expenses, legal fees (on a full indemnity basis) and other special consequential and incidental damages suffered or incurred by MBI out of or in connection with the Products manufactured and supplied under this agreement, and otherwise in respect of any breach of this agreement by [***SUPPLIER***]. Note 9.1 is only valid if the cause of claim is due to something originating from [***SUPPLIER***].

9.2	This clause 9 survives the expiration or termination of this agreement.

10.	Confidentiality

10.1	A Party may only use confidential information:

(a)	if necessary to perform that party’s obligations under this agreement;

(b)	or if the other party consents to the use.

10.2	A Party may only disclose confidential information:

(a)	to that party’s professional advisers;

(b)	if required by law;

(c)	if necessary to perform that party’s obligations under this agreement;

(d)	or if the other party consents in writing to the disclosure.

10.3	In this clause, confidential information is any term of this agreement and any information of a confidential nature supplied by one of the Parties to the others.

11.	Manufacturing Compliance and [***SUPPLIER***] Policies

11.1	MBI must, at all times during the term of this agreement:

(a)	ensure that all of its manufacturing partners, subcontractors, or any third parties involved in the integration or use of the Products enter into a [*** SUPPLIER TRADEMARK OMITTED ***] Non-Disclosure Agreement (NDA) in the form provided by [***SUPPLIER***] prior to receiving any Products, technical information, or Product Materials;

(b)	maintain full lot traceability of all Products supplied by [***SUPPLIER***] through to its manufacturing partners and End Customers, and provide such traceability records to [***SUPPLIER***] promptly upon request;

(c)	comply with all other policies, procedures, quality standards, and reasonable directions issued by [***SUPPLIER***] from time to time in relation to the handling, storage, manufacturing integration, marketing, and sale of the Products; and

(d)	promptly notify [***SUPPLIER***] of any actual or suspected breach of the above obligations.

11.2	[***SUPPLIER***] may suspend supply of Products to MBI if MBI is in material breach of this clause 17 until such breach is remedied to [***SUPPLIER***]’s reasonable satisfaction.

11.3	This clause 17 survives the termination or expiration of this agreement to the extent necessary to enforce ongoing obligations such as traceability and confidentiality.

12.	Access to Records and Information

12.1	Each of [***SUPPLIER***] and MBI agrees that it shall have the right, at all reasonable times and on reasonable notice by itself or its representatives, to inspect and obtain copies of all Records in possession or control of the other brought into existence pursuant to, or for the purposes of, this agreement.

12.2	[***SUPPLIER***] or MBI (as the case may be) (First Party) shall provide on the reasonable request of the other (Second Party) such information as may be requested by the Second Party which is within the possession or control of the First Party and which relates to this agreement.

12.3	This clause 11 survives termination of this agreement.

13.	Insurance

13.1	At the request of MBI and upon providing a Completed Order Form, [***SUPPLIER***] must effect and maintain such insurances as specified by MBI including:

(a)	public liability insurance covering MBI and [***SUPPLIER***] for all claims and for all costs, liability and expenses incurred by both or either of them, arising from the acts or omissions of [***SUPPLIER***] or its employees, agents or sub-contractors;

(b)	workers’ compensation insurance as required by law and unlimited common law liability insurance for injury to or death of [***SUPPLIER***] employees, agents or sub-contractors; and

(c)	all other insurances required by law.

13.2	[***SUPPLIER***] must:

(a)	punctually pay all premiums for the insurances referred to in clause 12.1; and

(b)	on demand, produce to MBI a certificate of currency for the insurances referred to in clause 12.1.

14.	Termination

14.1	[***SUPPLIER***] may terminate this agreement within 30 days by giving notice in writing to MBI if:

(a)	MBI is in material breach of this agreement and such breach cannot be remedied;

(b)	MBI is in material breach of this agreement and that breach can be remedied but MBI has not remedied the breach within 30 Business Days of [***SUPPLIER***] notifying MBI in writing of the breach and requiring such breach to be remedied; or

(c)	an Insolvency Event occurs with respect to MBI.

14.2	MBI may terminate this agreement within 30 days by giving notice in writing to [***SUPPLIER***] if:

(a)	[***SUPPLIER***] is in material breach of this agreement and such breach cannot be remedied;

(b)	[***SUPPLIER***] is in material breach of this agreement and that breach can be remedied but [***SUPPLIER***] has not remedied the breach within 30 Business Days of MBI notifying [***SUPPLIER***] of the breach and requiring such breach to be remedied; or

(c)	an Insolvency Event occurs with respect to [***SUPPLIER***].

14.3	Termination of this agreement shall be without prejudice to the rights of any Party which have accrued prior to termination or expiration.

14.4	On termination of this agreement each Party will immediately return to the other Party all of the confidential proprietary information and any other data and information which it may have received from the other Party during the continuance of this agreement.

15.	Relationship

[***SUPPLIER***] supplies the Products to MBI as an independent contractor. Nothing in this Agreement will constitute or deem [***SUPPLIER***] to be:

(a)	in partnership or in a joint venture or any fiduciary relationship of any kind with MBI; or

(b)	an employee, servant or agent of MBI, nor will anything in this agreement be construed as creating an employment relationship between MBI and [***SUPPLIER***].

16.	Insurance

16.1	At the request of MBI and upon providing a Completed Order Form, [***SUPPLIER***] must effect and maintain such insurances as specified by MBI including:

(a)	public liability insurance covering MBI and [***SUPPLIER***] for all claims and for all costs, liability and expenses incurred by both or either of them, arising from the acts or omissions of [***SUPPLIER***] or its employees, agents or sub-contractors;

(b)	workers’ compensation insurance as required by law and unlimited common law liability insurance for injury to or death of [***SUPPLIER***] employees, agents or sub-contractors; and

(c)	all other insurances required by law.

16.2	[***SUPPLIER***] must:

(a)	punctually pay all premiums for the insurances referred to in clause 12.1; and

(b)	on demand, produce to MBI a certificate of currency for the insurances referred to in clause 12.1.

17.	General

17.1	In the event that one or more provisions of this agreement is at any time found to be invalid or otherwise rendered unenforceable, such provision or provisions will be severable from this agreement, so that the validity or enforceability of the remaining provisions of this agreement are not affected.

17.2	This agreement may only be amended in writing signed by the Parties.

17.3	A Party may only waive a breach of this agreement in writing signed by that Party or its authorized representative.

17.4	A waiver is limited to the instance referred to in the writing (or if no instance is referred to in the writing, to past breaches).

17.5	Each Party must do all things necessary to carry out this agreement, including:

(a)	executing documents; and

(b)	ensuring its employees and agents perform their obligations.

17.6	[***SUPPLIER***] must do all things and execute all further documents reasonably required by MBI to further protect the interests of MBI under this agreement.

17.7	A Party must not do anything that will prevent this agreement from being carried out.

17.8	This document records the entire agreement between the Parties about its subject matter. The Parties exclude all terms implied by law, where possible.

17.9	None of the Parties has given any warranty or made any representation to the other Parties about the subject matter of this agreement, other than those warranties and representations appearing in this document.

17.10	This agreement may be executed in any number of counterparts. A counterpart may be a facsimile or electronic scan. Together all counterparts make up one document. If this agreement is executed in counterparts, it takes effect when each party has received the counterpart executed by the other party, or would be deemed to have received it if a notice.

17.11	Notice must be in writing and in English, and may be given by an authorized representative of the sender. Notice must be signed to verify that it was received.

Notice may be given to a person:

(a)	personally;

(b)	by leaving it at the person’s usual address, or otherwise as notified by the person from time to time;

(c)	by sending it by pre-paid mail to the person’s usual mailing address, or otherwise as notified by the person from time to time;

(d)	by sending it by email to the person’s usual email address, or otherwise as notified by the person from time to time;

17.12	Notice is deemed to be received by a person:

(a)	when left at the person’s address;

(b)	if sent by pre-paid mail, five Business Days after posting;

(c)	if sent by email, at the time and on the day shown in the sender’s record of the sent email, provided that the sender shall not receive a message indicating non receipt of the email.

However, if the notice is deemed to be received on a day which is not a Business Day or after 5:00pm, it is deemed to be received at 9:00am on the next Business Day.

17.13	Each Party will bear its own costs in relation to the negotiation and preparation this agreement and any document required by this agreement.

18.	Governing law

18.1	This agreement is governed by the law of the Country of United States of America.

18.2	The Parties irrevocably submit to the exclusive jurisdiction of the courts of the Country of United States of America and the courts of appeal from them.

18.3	No party may object to the jurisdiction of any of those courts on the ground that it is an inconvenient forum or that it does not have jurisdiction.

SCHEDULE 1 – PRODUCT LIST

1.	Tennis Canisters and Balls (PET)

2.	Pickleballs (PP)

3.	Food Packaging (PE/PET/PP)

4.	Nitrile Gloves (Nitrile)

5.	Apparel Filament/Yarn (PET)

6.	Tennis Ball Felt/String and Fishing Line (PA)

7.	Footwear (TPU/EVA)

Notes & Assumptions

1. Additional product type can be added to the list as necessary.

PET	[*** CONFIDENTIAL PROJECTED PRODUCT VOLUME OMITTED ***]	Tennis cannisters

PET	[*** CONFIDENTIAL PROJECTED PRODUCT VOLUME OMITTED ***]	Food packaging

PP	[*** CONFIDENTIAL PROJECTED PRODUCT VOLUME OMITTED ***]	Tennis/Pickle Balls

PP	[*** CONFIDENTIAL PROJECTED PRODUCT VOLUME OMITTED ***]	Food packaging

PE	[*** CONFIDENTIAL PROJECTED PRODUCT VOLUME OMITTED ***]	Food packaging

[*** CONFIDENTIAL PRODUCT FORMULATION INFORMATION OMITTED ***] [*** CONFIDENTIAL PROJECTED PRODUCT VOLUME OMITTED ***] Nitrile Gloves

SCHEDULE 2 – PRICE LIST [OMITTED]

[*** Schedule 2 has been omitted because it contains confidential pricing, volume-tier, product-formulation, minimum-order, manufacturing and sourcing information that is not material and that the Company customarily and actually treats as private or confidential. The Company agrees to furnish a copy of the omitted schedule supplementally to the Securities and Exchange Commission or its staff upon request. ***]

1.

2.

3.

4.

5.

6.

7.

SCHEDULE2–PRICELIST*.	Page 13

EXECUTION

Executed as an agreement on	July 30. 2026

Executed by Midori-Bio, Inc.

Ken Lyon (CEO)

Executed by [*** SUPPLIER IDENTITY OMITTED ***]

[*** SUPPLIER INDIVIDUAL SIGNATORY NAME OMITTED ***] (Chief Executive Officer)

Supplier CEO

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